Exhibit 99.8

NEWS RELEASE
FOR IMMEDIATE RELEASE

SINOBIOMED SIGNS LETTER OF INTENT
TO ACQUIRE PHARMACEUTICAL DISTRIBUTOR

ACQUISITION WOULD GIVE SINOBIOMED CONTROL OF
SFDA GSP CERTIFIED PHARMACEUTICAL DISTRIBUTOR
AND EXPAND MARKET REACH THROUGHOUT CHINA

Shanghai, China - May 23, 2007 - Sinobiomed Inc. (“Sinobiomed”, or “the Company”) (OTCBB: SOBM) is pleased to announce that its 82% owned subsidiary, Shanghai Wanxing Bio-pharmaceuticals Co., Ltd. (“Shanghai Wanxing”), has signed a letter of intent with the equity owners of Suzhou Baoi Medical Development Company (“Suzhou Baoi”) to acquire their company.

The acquisition is to be accomplished through an equity transfer of not less than 80% from the equity owners of Suzhou Baoi to Shanghai Wanxing. The transfer, when completed, would give Shanghai Wanxing control of Suzhou Baoi, which is GSP certified by the Chinese FDA (SFDA). The SFDA is modeled on the U.S. FDA. GSP stands for Good Supply Practice, and certification safeguards the safety and quality of pharmaceutical products in business transactions.

Suzhou Baoi’s total 2006 sales revenue was approximately 170 million RMB (US $21 million). The pharmaceutical distribution company, located in Suzhou, about 100 km east of Shanghai, has two wholly owned subsidiaries; one sells vaccines, the other medical devices. Suzhou Baoi is engaged in the wholesale supply of biological products, chemical medicines and Chinese traditional medicine.

Shanghai Wanxing’s 3,000 sq. meter manufacturing plant in Shanghai already has SFDA GMP certification. GMP stands for Good Manufacturing Practice, which focuses on product quality and hygiene practice during the manufacturing process.

“The acquisition of Suzhou Baoi’s well developed product distribution network - in combination with Shanghai Wanxing’s existing products, robust product pipe line and GMP certification, is expected to accelerate and expand sales and revenue throughout China,” according to Shanghai Wanxing President and CEO, Banjun Yang.

The letter of intent, signed May 22, 2007, stipulates that the formal transfer agreement will be executed one month after the signing. The terms of the agreement call for an equity transfer of not less than 80% from the equity owners of Suzhou Baoi to Shanghai Wanxing. The transfer price is initially set at two times Suzhou Baoi’s authorized capital of RMB10 million, about US $2.5 million. The final transfer price, however, shall be determined depending on a financial audit report.

ABOUT SINOBIOMED INC.

Sinobiomed Inc. is a leading Chinese developer of genetically engineered recombinant protein drugs and vaccines. Based in Shanghai, Sinobiomed currently has 10 products approved or in development: two on the market, one approved and awaiting a GMP certificate prior to market introduction, four in clinical trials and three in research and development. The Company’s products respond to a wide range of diseases and conditions, including malaria, hepatitis, surgical bleeding, cancer, rheumatoid arthritis, diabetic ulcers and burns, and blood cell regeneration. (www.sinobiomed.com)

Contact:

Sinobiomed Investor Relations
Toll Free: 1-866-588-0829
Email: info@sinobiomed.com

FORWARD LOOKING STATEMENTS This news release may include "forward-looking statements" regarding Sinobiomed Inc., and its subsidiaries, business and project plans. Such forward looking statements are within the meaning of Section 27A of the Securities Act of 1933, as amended, and section 21E of the United States Securities and Exchange Act of 1934, as amended, and are intended to be covered by the safe harbor created by such sections. Where Sinobiomed Inc. expresses or implies an expectation or belief as to future events or results, such expectation or belief is believed to have a reasonable basis. However, forward-looking statements are subject to risks, uncertainties and other factors, which could cause actual results to differ materially from future results expressed, projected or implied by such forward-looking statements. Sinobiomed Inc. does not undertake any obligation to update any forward-looking statement, except as required under applicable law.